Exhibit 10.2

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (this “Agreement”), made effective on <insert date> (the “Effective Date”), between Haemonetics Corporation, a Massachusetts corporation with its principal offices at 400 Wood Road, Braintree, Massachusetts, 02184, (herein referred to as the “Company”) and <Name> (the “Officer”). The Company and the Officer are collectively referred to herein as the “Parties” and individually referred to as a “Party.”

BACKGROUND

A.	The Officer is employed by the Company as a senior executive of the Company.

B.
The Company considers a sound and vital management team to be essential. Management personnel who become concerned about a loss or significant change in their management roles may terminate their employment, become distracted, or be faced with a conflict of interest.

C.
The Board of Directors of the Company (the “Board”) decided that the Company should provide certain compensation and benefits to the Officer in the event that the Officer’s employment terminates under certain circumstances;

AGREEMENT

1.	Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)
“Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) (after applying the presumptions in Treas. Reg. Sec. 1.409A-1(h)).

(b)
“Cause” means (i) the Officer’s conviction of (or a plea of guilty or nolo contendere to) a felony or any other crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by a majority of the Board in good faith that the Officer has (A) willfully and continuously failed to perform substantially the Officer’s duties, other than any such failure resulting from the Officer’s Disability, after a written demand for substantial performance is delivered to the Officer by the Board that specifically identifies the manner in which the Board believes that the Officer has not substantially performed the Officer’s duties, (B) engaged in illegal conduct, an act of dishonesty or gross misconduct, or (C) willfully violated a material requirement of the Company’s code of conduct or the Officer’s fiduciary duty to the Company. No act or failure to act on the part of the Officer shall be considered “willful” unless it is done, or omitted to be done, by the Officer in bad faith and

Exhibit 10.2

without reasonable belief that the Officer’s action or omission was in, or not opposed to, the best interests of the Company or its subsidiaries. In order to terminate the Officer’s employment for Cause, the Company shall be required to provide the Officer a reasonable opportunity to be heard (with counsel) before the Board, which shall include at least ten (10) business days of advance written notice to the Officer. Further, the Officer’s attempt to secure employment with another employer that does not breach the Officer’s non-competition obligations shall not constitute an event of “Cause”.

(c)    “Disability” means the Officer’s inability, due to physical or mental incapacity resulting from injury, sickness or disease, for one hundred and eighty (180) days in any twelve-month period to perform his duties.

2.
Term. The initial term of this Agreement shall extend until <insert date – 1 yr from date of letter> (the “Initial Term”); provided, however, that this Agreement shall automatically renew for successive additional one year periods (“Renewal Terms”) unless notice of nonrenewal is given by either Party to the other Party at least 90 days prior to the end of the Initial Term or, if applicable, the then current Renewal Term.  The Term of this Agreement shall be the Initial Term plus all Renewal Terms.  At the end of the Term, this Agreement shall terminate without further action by either the Company or the Executive. The obligations of the Company and the Officer under this Agreement which by their nature may require either partial or total performance after its expiration shall survive any such expiration.

3.
Severance Benefits. If the Officer Separates from Service due to termination of employment by the Company and its subsidiaries without Cause (a “Qualifying Termination”), the Officer shall be entitled to the severance benefits set forth in this Paragraph 3 (“Severance Benefits”).

(a)    Salary Amount. The Company will pay to the Officer an amount equal to one times their base salary at the annualized rate which was being paid by the Company and/or subsidiaries to the Officer immediately prior to the Qualifying Termination.

(b)    Payment for Welfare Benefits. The Officer shall be entitled to receive a lump sum cash amount intended to cover the approximate cost of the Company’s portion of the premiums necessary to continue the coverage under the Officer’s medical, dental, life insurance and disability insurance coverages as in effect on the date of the Separation from Service for a period of one year. For avoidance of doubt, medical coverage for this purpose shall include medical coverage provided to non-employees covered with the Executive under the Company sponsored plan, policy or program at the time of the Qualifying Termination, and premiums with respect to medical and dental coverage shall be determined using the rate charged for COBRA coverage. The Officer shall be entitled to elect continued benefits provided under any employee benefit plan, policy or program sponsored by the Company as in effect on the Officer’s Separation from Service, including but not limited to COBRA.

Exhibit 10.2

(c)    Outplacement Services. In the event of a Qualifying Termination, the Company shall provide to the Officer executive outplacement services provided on a one-to-one basis by a senior counselor of a firm nationally recognized as a reputable national provider of such services for up to twelve months following Separation from Service, plus evaluation testing, at a location mutually agreeable to the Parties, up to a maximum amount of $20,000. If the executive elects not to take advantage of such program within 30 days of separation, unless otherwise agreed in writing, there will be no obligation to continue this service. In no circumstance will the Company provide a cash payment in lieu of the use of these services.

(d)    Limits on Severance Benefits.

(i)
Except as provided in (ii) below, the Officer shall not be entitled to Severance Benefits upon any other Separation from Service or other termination of employment, including a termination of employment by the Company for “Cause” or due to the Officer’s death or Disability. The Severance Benefits shall be in lieu of any other severance benefits otherwise payable by the Company to the Officer and shall be subject to reduction due to application of the Section 280G Cap. No Severance Benefit shall be paid unless the Officer has timely executed a release that is not revoked as provided under Paragraph 5 below.

(ii)
If the Officer is party to a Change in Control Agreement between the Company and the Officer (the “CinC Agreement”) and the Officer is entitled to the severance benefits available under the CinC Agreement, then the Officer shall not receive the Severance Benefits provided under this Agreement.

(iii)
By accepting the Severance Benefits, the Officer waives their right, if any, to have any Severance Benefit payment taken into account to increase the benefits otherwise payable to, or on behalf of, the Officer under any employee benefit plan, policy or program, whether qualified or nonqualified, maintained by the Company including those provided for under the CinC Agreement (e.g., there will be no increase in the Officer’s tax-qualified retirement plan benefits, non-qualified deferred compensation plan benefits or life insurance because of Severance Benefits received hereunder).

(e)    Timing. Payment for the welfare benefits under Paragraph 3(b) shall be made within 30 days after a Qualifying Termination and the Severance Benefits described in Paragraph 3(a) shall be made in approximately equal installments of the course of one year in accordance with the Company’s regular payroll practices, commencing 30 days after a Qualifying Termination provided that the Officer has timely executed a release that is not revoked in Paragraph 5. The Company will withhold from the Severance Benefits taxes and other authorized deductions, including advances or other amounts due the Company from the Officer. The Company will pay the

Exhibit 10.2

Severance Benefits only after the Officer has timely executed a release that is not revoked as provided under Paragraph 5 below.

4.	Section 280G Restriction. Notwithstanding any provision of this Agreement to the contrary, the following provisions shall apply:

(a)
If it is determined that part or all of the compensation and benefits payable to the Officer (whether pursuant to the terms of this Agreement or otherwise) before application of this Paragraph 4 would constitute “parachute payments” under Section 280G of the Code, and the payment thereof would cause the Officer to incur the 20% excise tax under Section 4999 of the Code, then the amounts otherwise payable to or for the benefit of the Officer pursuant to this Agreement (or otherwise) that, but for this Paragraph 4 would be “parachute payments,” (referred to below as the “Total Payments”) shall either (i) be reduced so that the present value of the Total Payments to be received by the Officer will be equal to three times the “base amount” (as defined under Section 280G of the Code less $1,000 (the “280G Cap”), or (ii) paid in full, whichever produces the better after-tax position to the Officer (taking into account all applicable taxes, including but not limited to the excise tax under Section 4999 of the Code and any federal and state income and employment taxes). Any required reduction under clause (A) above shall be made in a manner that maximizes the net after-tax amount payable to the Officer, as reasonably determined by the Consultant (as defined below).

(b)
All determinations required under this Paragraph 4 shall be made by a nationally recognized accounting, executive compensation or law firm appointed by the Company (the “Consultant”) that is reasonably acceptable to the Officer on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). The Consultant’s fee shall be paid by the Company. The Consultant shall provide a report to the Officer that may be used by the Officer to file the Officer’s federal tax returns.

(c)
It is possible that payments could be made by the Company that should not have been made pursuant to this Paragraph 4. If a reduced payment or benefit is provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its subsidiaries) used in determining the 280G Cap, then the Officer shall immediately repay such excess in cash to the Company upon notification that an overpayment has been made.

(d)	Nothing in this Paragraph 4 shall require the Company to be responsible for, or have any liability or obligation with respect to, any excise tax liability under Section 4999 of the Code.

5.
Release. The Officer agrees that the Company will have no obligations to pay the Severance Benefits until the Officer executes a separation agreement which includes a release of claims in a form acceptable by the Company. The Company has no further obligations to the Officer if the Officer revokes such release. The Officer shall have 21 days after Separation from

Exhibit 10.2

Service to consider whether or not to sign the release. If the Officer fails to return an executed release to the Company within such 21 day period, or the Officer subsequently revokes a timely filed release, the Company shall have no obligation to pay any amounts or benefits under Paragraph 3 of this Agreement.

6.
No Interference with Other Vested Benefits. Regardless of the circumstances under which the Officer may terminate from employment, the Officer has a right to any benefits under any employee benefit plan, policy or program maintained by the Company which the Officer had a right to receive under the terms of such employee benefit plan, policy or program after a termination of the Officer’s employment without regard to this Agreement. The Company shall within thirty (30) days of Separation from Service pay the Officer any earned but unpaid base salary and bonus, shall promptly pay the Officer for any earned but untaken vacation and shall promptly reimburse the Officer for any incurred but unreimbursed expenses which are otherwise reimbursable under the Company’s expense reimbursement policy as in effect for senior executives immediately before the Officer’s employment termination.

7.
Consolidation or Merger. If the Company is at any time before a Separation from Service merged or consolidated into or with any other corporation, association, partnership or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation, association, partnership or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation, association, partnership or other entity resulting from such merger or consolidation or the acquirer of such assets (collectively, “Acquiring Entity”) unless the Officer voluntarily elects not to become an employee of the Acquiring Entity as determined in good faith by the Officer. Furthermore, in the event of any such consolidation or transfer of substantially all of the assets of the Company, the Company shall enter into an agreement with the Acquiring Entity that shall provide that such Acquiring Entity shall assume this Agreement and all obligations and liabilities under this Agreement; provided, that the Company’s failure to comply with this provision shall not adversely affect any right of the Officer hereunder. This Paragraph 7 will apply in the event of any subsequent merger or consolidation or transfer of assets.

In the event of any merger, consolidation or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit the Officer’s right to or privilege of participation in any restricted stock plan, bonus or incentive plan, stock option or purchase plan, profit sharing, pension, group insurance, hospitalization or other compensation or benefit plan or arrangement which may be or become applicable to officers of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.

In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall, unless the context suggests otherwise, be deemed to include the Acquiring Entity.

Exhibit 10.2

8.
No Mitigation. The Company agrees that the Officer is not required to seek other employment after a Qualifying Termination or to attempt in any way to reduce any amounts payable to the Officer by the Company under Paragraph 3 of this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Officer as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Officer to the Company, or otherwise.

9.
Payments. All payments provided for in this Agreement shall be paid in cash in the currency of the primary jurisdiction in which the Executive provided services to the Company and its subsidiaries immediately prior to Separation from Service. The Company shall not be required to fund or otherwise segregate assets to ensure payments under this Agreement.

10.	Tax Withholding; Section 409A.

(a)
All payments made by the Company to the Officer or the Officer’s dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

(b)
The Parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Officer for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code. Each payment or installment under this Agreement is intended to be a “separate payment” for purposes of Section 409A.

11.	Assignment; Payment on Death.

(a)
The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Officer, the Officer’s executors, administrators, legal representatives and assigns and the Company and its successors.

(b)
In the event that the Officer becomes entitled to payments under this Agreement and subsequently dies, all amounts payable to the Officer hereunder and not yet paid to the Officer at the time of the Officer’s death shall be paid to the Officer’s beneficiary. No right or interest to or in any payments shall be assignable by the Officer; provided, however, that this provision shall not preclude the Officer from designating one or more beneficiaries to receive any amount that may be payable after the Officer’s death and shall not preclude the legal representatives of the Officer’s estate from assigning any right hereunder to the person or persons entitled thereto under the Officer’s will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Officer’s estate. The term “beneficiary” as used in this Agreement shall mean the beneficiary or beneficiaries so designated by the Officer to receive such amount or, if no such beneficiary is in existence at the time of the Officer’s death, the legal representative of the Officer’s estate.

Exhibit 10.2

(c)
No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

12.
Non-Competition. With execution of this Agreement, Officer ratifies and confirms the Officer’s obligations to the Company and its affiliates under the Proprietary Information and Non-Competition Agreement by and between the Officer and the Company or under any similar provisions or obligations concerning confidentiality or non-competition.

13.
Amendments and Waivers. Except as otherwise specified in this Agreement, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties.

14.
Integration. The terms of this Agreement shall supersede any prior agreements, understandings, arrangements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof which have been made by either Party, provided that any conflict with the terms of any CinC Agreement after a CinC (as defined in the CinC Agreement) the CinC Agreement prevails and any conflict prior to a CinC this Agreement prevails. By signing this Agreement, the Officer releases and discharges the Company from any and all obligations and liabilities heretofore or now existing under or by virtue of such prior agreements other than any CinC Agreement.

15.
Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Officer: at the address (or to the facsimile number) shown on the records of the Company.

If to the Company:

Chief Legal Officer
Haemonetics Corporation
400 Wood Road
Braintree, MA 02184

Exhibit 10.2

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.
Severability. Any provision of this Agreement held to be unenforceable under applicable law will be enforced to the maximum extent possible, and the balance of this Agreement will remain in full force and effect.

17.
Headings of No Effect. The paragraph headings contained in this Agreement are included solely for convenience or reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

18.
Not an Employment Contract. This Agreement is not an employment contract and shall not give the Officer the right to continue in employment by Company or any of its subsidiaries for any period of time or from time to time nor shall this Agreement give the Officer the right to continued membership on the Company’s Executive Committee or Operating Committee. This Agreement shall not adversely affect the right of the Company or any of its subsidiaries to terminate the Officer’s employment with or without cause at any time.

19.
Governing Law. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Massachusetts (without reference to the choice of law principles thereof).

20.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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Exhibit 10.2

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereto duly authorized, and the Officer has signed this Agreement.

HAEMONETICS CORPORATION

By: ________________________________
Ronald Gelbman
Chief Executive Officer

OFFICER

By: ________________________________

Name: ______________________________